Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (No. 333-229159) on Form S-3 of CenterState Bank Corporation of our report dated February 28, 2019 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of CenterState Bank Corporation for the year ended December 31, 2018, and to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ Crowe LLP

Fort Lauderdale, Florida

April 1, 2019